Exhibit 99.1

INTEL REPORTS THIRD-QUARTER RESULTS

Third-Quarter Earnings Per Share $0.10;
Earnings Excluding Acquisition-Related Costs $0.11 Per Share

SANTA CLARA, Calif., Oct. 15, 2002 -- Intel Corporation today announced third-quarter revenue of $6.5 billion, up 3 percent sequentially and flat year-over-year.

     Third-quarter net income was $686 million, up 54 percent sequentially and up 547 percent year-over-year. Earnings per share were $0.10, up 43 percent sequentially and up 400 percent from $0.02 in the third quarter of 2001.

     Third-quarter net income excluding acquisition-related costs1 of approximately $108 million was $768 million, up 24 percent sequentially and up 17 percent year-over-year. Earnings excluding acquisition-related costs were $0.11 per share, up 22 percent sequentially and up 10 percent from $0.10 in the third quarter of 2001.

     "Although the industry is experiencing one of its worst downturns ever, we continue to move our technology forward, introducing 18 new processors during the quarter, all on our leading-edge 0.13-micron technology," said Craig R. Barrett, Intel chief executive officer. "Our product and technology leadership, combined with solid execution, is paying off, bringing our microprocessor market segment share to its highest level in four years. Going forward, we remain committed to investments in new products and technologies, setting the stage for us to emerge even stronger when the economy and demand recover."

     The second-quarter 2002 results included a $106-million charge to cost of sales related to winding down the online services business, along with a $112-million write-off of acquired intangibles. The third-quarter 2001 results included a one-time tax benefit of $100 million related to export sales in 2000. The 2001 results reflect charges for the amortization of goodwill, which is no longer amortized under generally accepted accounting principles (GAAP) with the adoption of FASB rule 142.

     On October 10, a federal court in Texas ruled that Intel's Itanium(Registered Trademark) processor infringes patents owned by Intergraph* Corporation. Under the terms of an April 2002 settlement agreement between the parties, Intel agreed to pay Intergraph liquidated damages of $150 million within 30 days of entry of final judgment of infringement, and an additional $100 million if Intergraph prevails on appeal. Intel plans first to seek reconsideration of the ruling by the trial court, and is currently analyzing the accounting treatment for the payments the company may ultimately be required to make. Based on a preliminary analysis, payments are expected to be capitalized and amortized over a period of years, and the ruling is not expected to have a material effect on Intel's reported results of operations for the third quarter of 2002. Further information concerning the accounting treatment is expected to be included in Intel's Form 10-Q for the third quarter, to be filed in early November.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after October 14, 2002.

Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

** Revenue in the fourth quarter is expected to be between $6.5 billion and $6.9 billion.

** Gross margin percentage in the fourth quarter is expected to be 49 percent, plus or minus a couple of points, approximately flat with the third quarter. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs, capacity utilization, and timing of factory ramps and associated costs.

** Gross margin percentage for 2002 is expected to be approximately 49 percent, near the low end of the previous expectation of 51 percent, plus or minus a few points, primarily due to lower than expected revenue in the second half, unrealized manufacturing savings in the third quarter, and higher than expected excess capacity charges in the second half.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the fourth quarter are expected to be approximately flat with $2.1 billion in the third quarter. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.

** R&D spending for 2002, excluding in-process R&D, is expected to be approximately $4.0 billion.

** Capital spending for 2002 is expected to be approximately $4.7 billion, lower than the previous expectation of between $5.0 billion and $5.2 billion. The majority of the spending reduction is being driven by cost savings within ongoing construction projects. In addition, the company is slightly reducing its fourth-quarter equipment spending by re-using certain equipment from older process technology.

** Gains or losses from equity investments and interest and other in the fourth quarter are expected to be a net loss of $50 million due to the expectation of a net loss on equity investments of approximately $90 million, primarily as a result of impairment charges. Gains or losses from equity securities and interest and other assume no unanticipated events and vary depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in the fair value of derivative instruments.

** The tax rate for 2002 is now expected to be approximately 27.4 percent, excluding the impact of acquisition-related costs and an expected fourth-quarter tax benefit of approximately $65 million related to a small divestiture that closed early in the fourth quarter. The tax rate is lower than the previous expectation of 28.4 percent due to lower than expected profits for the year and a higher percentage of profits expected in low tax jurisdictions.

** Depreciation for the fourth quarter is expected to be approximately $1.2 billion.

** Amortization of acquisition-related intangibles and costs is expected to be approximately $90 million in the fourth quarter.

The statements in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions, as well as computing and communications industry trends, and changes in customer order patterns. Intel does business outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt logistics, security and communications, and could also result in reduced demand for Intel's products. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, excess manufacturing capacity, excess or obsolete inventory, and variations in inventory valuation, as well as adverse effects associated with product errata (deviations from published specifications). Results could also be affected by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended June 29, 2002.

Status of Business Outlook and Mid-Quarter Business Update

     Intel's corporate representatives will meet privately during the quarter with investors, investment analysts, the media and others, and may reiterate the Business Outlook. Intel intends to publish a Mid-Quarter Business Update on Dec. 5. From the close of business on Nov. 29 until publication of the Update, Intel will observe a "Quiet Period" during which the Outlook and the company’s filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Outlook, Update and related Quiet Periods, please refer to the Outlook section of the Web site at  www.intc.com.

1 Acquisition-related costs consist of one-time write-offs of purchased in-process R&D, amortization of acquisition-related intangibles and costs, write-offs of acquisition-related intangibles, and, prior to 2002, amortization of goodwill. Intangibles include, for example, the value of the acquired companies' developed technology. Earnings excluding acquisition-related costs differ from earnings presented according to GAAP because GAAP earnings include these costs.

Intel, Pentium, Celeron, Itanium, Xeon and XScale are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

*Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)
	Three Months Ended		Nine Months Ended

	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2002	2001	2002	2001

NET REVENUES	$6,504	$6,545	$19,604	$19,556

Cost of sales	3,331	3,553	9,982	10,085
Research and development	1,006	930	3,012	2,844
Marketing, general and administrative	1,095	1,064	3,230	3,393
Amortization of goodwill	-	447	-	1,305
Amortization of acquisition-related
intangibles and costs	102	162	442	483
Purchased in-process research and
development	6	-	20	198

Operating costs and expenses	5,540	6,156	16,686	18,308

OPERATING INCOME	964	389	2,918	1,248
Losses on equity securities, net	(96)	(182)	(201)	(179)
Interest and other, net	49	(70)	140	320

INCOME BEFORE TAXES	917	137	2,857	1,389
Income taxes	231	31	789	602

NET INCOME	$686	$106	$2,068	$787

BASIC EARNINGS PER SHARE	$0.10	$0.02	$0.31	$0.12

DILUTED EARNINGS PER SHARE	$0.10	$0.02	$0.30	$0.11

COMMON SHARES OUTSTANDING	6,646	6,718	6,669	6,721
COMMON SHARES ASSUMING DILUTION	6,712	6,876	6,792	6,888

PRO FORMA INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS

The following pro forma supplemental information excludes the effect of acquisition-related costs. This pro forma information is not prepared in accordance with generally accepted accounting principles.
	Three Months Ended		Nine Months Ended

	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2002	2001	2002	2001

Pro forma operating costs and expenses	$5,432	$5,547	$16,224	$16,322
Pro forma operating income	$1,072	$998	$3,380	$3,234
Net income excluding acquisition-related
costs	$768	$655	$2,410	$2,608
Basic earnings per share excluding
acquisition-related costs	$0.12	$0.10	$0.36	$0.39
Diluted earnings per share excluding
acquisition-related costs	$0.11	$0.10	$0.35	$0.38

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)
	Sept. 28,	June 29,	Dec. 29,
	2002	2002	2001

CURRENT ASSETS
Cash and short-term investments	$9,615	$8,957	$10,326
Trading assets	1,627	1,650	1,224
Accounts receivable	3,089	2,907	2,607
Inventories:
Raw materials	286	242	237
Work in process	1,520	1,393	1,316
Finished goods	675	870	700

	2,481	2,505	2,253
Deferred tax assets and other	1,233	1,182	1,223

Total current assets	18,045	17,201	17,633

Property, plant and equipment, net	17,970	18,176	18,121
Marketable strategic equity securities	56	96	155
Other long-term investments	1,182	1,438	1,319
Goodwill, net	4,334	4,338	4,330
Other assets	2,049	2,249	2,837

TOTAL ASSETS	$43,636	$43,498	$44,395

CURRENT LIABILITIES
Short-term debt	$317	$383	$409
Accounts payable and accrued liabilities	4,492	4,195	4,755
Deferred income on shipments to
distributors	512	498	418
Income taxes payable	960	672	988

Total current liabilities	6,281	5,748	6,570
LONG-TERM DEBT	1,000	1,081	1,050
DEFERRED TAX LIABILITIES	1,048	1,089	945

STOCKHOLDERS' EQUITY	35,307	35,580	35,830

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$43,636	$43,498	$44,395